UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 29, 2013 (March 28, 2013)

Date of Report (Date of earliest event reported)

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35371	61-1630631
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

410 17th Street, Suite 1400

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 440-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Change in Control and Severance Plan

On March 28, 2013, the Board of Directors (the “Board”) of Bonanza Creek Energy, Inc. (the “Company”), as well as the non-executive members thereof with respect to our President and Chief Executive Officer and our Executive Vice President — Engineering and Planning, approved and adopted, upon the recommendation of the Compensation Committee of the Board (the “Committee”), a new Bonanza Creek Energy, Inc. Executive Change in Control and Severance Plan (the “Severance Plan”). The Severance Plan is available to the president and chief executive officer, all executive vice presidents, all senior vice presidents and all vice presidents, provided they enter into an employment agreement with the Company. To participate in the Severance Plan, each executive must elect to terminate such executive’s existing employment agreement or arrangement and execute a new form of employment agreement, as described below.

The Severance Plan provides for certain payments and benefits if the executive’s employment is terminated within 18 months after a Change in Control (as defined in the Severance Plan) of the Company if such termination is initiated by the Company for any reason other than for cause, death or disability or by the executive for good reason. Subject to the executive’s execution and compliance with a general release of liability against the Company within 60 days after such executive’s termination, such executive is entitled to the following payments and benefits, regardless of whether such executive’s termination occurred in connection with the Change in Control:

•                  A lump sum cash payment equal to 3 times base salary for the president and chief executive officer, 2.5 times base salary for executive vice presidents, 2 times base salary for senior vice presidents and the base salary for vice presidents;

•                  A lump sum cash payment equal to (i) the greater of the annual average of the bonuses received by the executive pursuant to the Company’s Short-Term Incentive Program in the two calendar years prior to termination and such executive’s current target bonus amount, multiplied by (ii) 3, for the president and chief executive officer, 2.5 for executive vice presidents, 2 for senior vice presidents and 1 for vice presidents;

•                  Immediate vesting of all outstanding equity awards that would vest solely based on continued employment, and continued vesting of incentives tied to performance goals upon achievement of such goals, notwithstanding such executive’s termination; and

•                  Continuation of benefits under COBRA and Company reimbursement of the portion of premiums previously paid by Company for a period of (i) 18 months for the president and chief executive officer, all executive vice presidents and all senior vice presidents and (ii) 12 months for vice presidents.

The Severance Plan provides that if and to the extent it is determined that the payments described above would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”), such payments will either be reduced or paid in full, whichever is determined to produce better after-tax results for the executive. All severance payments under the Severance Plan are subject to Section 409A of the Code relating to special tax rules applicable to deferred compensation arrangements.

This description of the Severance Plan is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Form of Employment Agreement

On March 28, 2013, in connection with the adoption of the Severance Plan, the Board approved and adopted, upon the recommendation of the Committee, an associated form of employment letter agreement (the “Form of Employment Agreement”) for use with executive officers of the Company who qualify to participate under the Severance Plan. In addition to specifying title, salary, target annual cash bonus level and level of participation in the Severance Plan, the Form of Employment Agreement also includes, and will include when executed depending on the executive’s state of residence, noncompetition and nonsolicitation provisions that remain in effect for a period of time following such executive’s employment with the Company depending on the title of the executive, ranging from 1 year for vice presidents to 3 years for the president and chief executive officer.

This description of the Employment Agreement is qualified in its entirety by the terms of the plan, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.

Performance Share Agreement

On March 28, 2013, the Board approved, upon the recommendation from the Committee,  a new form of Performance Share Agreement (the “Performance Share Agreement”), for use in connection with the LTIP to govern grants of performance shares made under the LTIP. Under the Performance Share Agreement, recipients of performance shares under the LTIP will be eligible to receive between zero and 200% of the target specified in the relevant grant notice upon attainment of certain pre-determined performance goals. The Performance Share Agreement provides for the forfeiture of the performance shares upon termination of employment, unless the recipient would be entitled to severance benefits under the Severance Plan (discussed above) or such recipient is terminated without cause or resigns for good reason within 18 months following a change of control in the Company. The Performance Share Agreement entitles each recipient of performance shares to receive corresponding dividend equivalent rights under which such recipient will receive a cash payment based on the regular cash dividends that would have been paid on an equivalent number of shares of common stock during the period between the grant date of the performance shares and the date the performance shares are paid.

This description of the Performance Share Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is attached as Exhibit 10.3 and is incorporated herein by reference.

Incentive Plans

The Company’s 2011 Long-Term Incentive Plan (“LTIP”) contemplates the award of annual cash incentive bonuses to certain of our employees, including our named executive officers, to reward employees for their performance in helping the Company achieve its short term goals. On March 28, 2013, our Board approved, upon recommendation from the Committee, a short term incentive program for fiscal years beginning in 2013 (the “STIP”), pursuant to the terms of our LTIP.

The STIP provides for cash incentives to be paid out of a total bonus pool that is approved annually by the Board. The aggregate pay-out of awards, as well as each individual award, must be approved by the Committee and the Board, or the independent directors thereof, as applicable, prior to the payment. With respect to awards made to the named executive officers and other “covered” employees under Regulation 162(m) of the Code, the Committee must also certify in writing the extent to which the established performance measures were satisfied and the resulting award amount earned by each covered employee.

The Committee has the authority to adjust awards upward or downward in its discretion, but may not make upward adjustments for covered employees. Payment of awards is determined and made after the conclusions of the Company’s annual audit, approximately mid-March of each year. The target payouts under the STIP can range from 15% to 100% of base salary.

The 2013 estimated target bonus pool is $2.0 million for executive officers and $3.7 million for all other employees. Under the STIP, an employee’s annual cash incentive is determined by the Company achieving certain key performance indicators (“KPIs”), divided into Company-wide KPIs and, in the case of regionally focused employees, regional KPIs, and the employee achieving certain goals and objectives, set and communicated to each employee prior to or at the beginning of each performance period, although payouts to the covered employees are based solely on Company-wide KPIs. The maximum payout under the STIP for named executive officers is 200% of base salary for our chief executive officer and 150% of base salary for the other named executive officers.

On March 28, 2013, the Board, as well as the non-executive members thereof with respect to our President and Chief Executive Officer and our Executive Vice President — Engineering and Planning, approved, upon the recommendation of the Committee, the payment of approximately $3.0 million in annual cash incentive awards to employees of the Company, including executive officers, for services provided during 2012. The amount of the awards was determined based on certain performance goals and performance standards determined by the Committee.  With respect to these awards, Michael R. Starzer, the President and Chief Executive Officer, was awarded $196,000, Gary A. Grove, the Executive Vice President—Engineering and Planning, Interim Chief Operating Officer, was awarded $180,000, Patrick A. Graham, the Executive Vice President—Corporate Development, was awarded $178,350 and Wade E. Jaques, the Vice President, Chief Accounting Officer, Controller and Treasurer, was awarded $158,709.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1                                    Bonanza Creek Energy, Inc. Executive Change in Control and Severance Plan.

10.2                                    Form of Employment Letter Agreement.

10.3                                    Form of Performance Share Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bonanza Creek Energy, Inc.

Date: March 29, 2013	By:	/s/ Christopher I. Humber
Christopher I. Humber Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Bonanza Creek Energy, Inc. Executive Change in Control and Severance Plan.
10.2	Form of Employment Letter Agreement.
10.3	Form of Performance Share Agreement.